Exhibit 99.1

Source: Aris Water Solutions, Inc.

August 3, 2022

Aris Water Solutions, Inc. Reports Second Quarter 2022 Results & Acquisition of Delaware Energy Services Assets

HOUSTON, Texas, August 3, 2022 – Aris Water Solutions, Inc. (NYSE: ARIS) (“Aris”, “Aris Water” or the “Company”) today announced financial and operating results for the second quarter ended June 30, 2022 as well as the acquisition of Delaware Energy Services, LLC’s assets (“Delaware Energy”).

SECOND QUARTER 2022 HIGHLIGHTS

●	Total water volumes of approximately 1.2 million barrels per day for the second quarter of 2022, up 34% versus the second quarter of 2021.
●	Recycled produced water volumes of approximately 297 thousand barrels per day for the second quarter of 2022, up 186% versus the second quarter of 2021.
●	Consolidated net income of $4.0 million for the second quarter of 2022, down 11% versus the second quarter of 2021, primarily related to non-cash charges associated with a write down of abandoned assets. Adjusted Net Income [1] of $11.9 million for the second quarter of 2022, up 151% versus the second quarter of 2021. Adjusted EBITDA [1] of $37.2 million for the second quarter of 2022, up 21% versus the second quarter of 2021.

RECENT EVENTS

●	On August 1, 2022, Aris acquired the assets of Delaware Energy which are located in Aris’s core areas of Eddy and Lea County, New Mexico. Once fully integrated with our system, this infrastructure will accelerate growth alongside new and currently contracted operators.
●	Declared a dividend on the Company’s Class A common stock for the third quarter of 2022 of $0.09 per share.

“Aris was pleased to report continued volume growth as expected in the second quarter” stated Amanda Brock, Chief Executive Officer of Aris. “Despite cost headwinds and customer scheduling delays pushing contracted volumes into subsequent quarters, we continue to grow rapidly and our premier contracted customers in the Northern Delaware Basin remain committed to expanding in the Basin and

1 Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted EBITDA and Adjusted Net Income and a reconciliation thereof to net income, the most directly comparable GAAP measure.

accelerating their use of recycled water. Our recently announced acquisition of Delaware Energy’s assets further enhances our scale and geographic footprint, brings additional water onto our network, and allows us to recycle in new areas for a greater number of customers. We also look forward to sharing our 2021 Sustainability Report which will be released shortly. The report highlights our leadership and demonstrated commitment towards Environmental, Social, and Governance initiatives that benefit all of our stakeholders.”

OPERATIONS UPDATE

For the second quarter of 2022, the Company averaged approximately 1.2 million barrels of water per day of total volumes handled, up approximately 34% from 924 thousand barrels of water per day for the second quarter of 2021. The Company’s volume growth was primarily driven by increased activity levels from our long-term contracted customers and continued adoption of our recycled produced water solutions.

FINANCIAL UPDATE

Consolidated net income of $4.0 million for the second quarter of 2022, down 11% versus the second quarter of 2021, primarily related to non-cash charges associated with a write down of abandoned assets. Adjusted Net Income1 of $11.9 million for the second quarter of 2022, up 151% versus the second quarter of 2021.

The Company had Adjusted EBITDA 1 of $37.2 million for the second quarter of 2022 compared to $30.6 million in the second quarter of 2021, an increase of 21%. Aris continues to grow its Adjusted EBITDA alongside its long-term contracted customers and increased demand for its sustainable water recycling solutions.

The Company had gross margin per barrel of $0.26 per barrel for the second quarter of 2022 compared to $0.22 per barrel in the second quarter of 2021. The Company had Adjusted Operating Margin per barrel 2 of $0.41 per barrel for the second quarter of 2022, compared to $0.42 per barrel in the second quarter of 2021.

Second quarter 2022 property, plant, and equipment expenditures totaled $38.5 million compared to $22.0 million in the second quarter of 2021. Aris continues to invest in high-return capital projects that support its long-term contracted customers and leverage its existing infrastructure.

STRONG BALANCE SHEET AND LIQUIDITY

As of June 30, 2022, the Company had approximately $35 million in cash and an undrawn and available $200 million revolving credit facility for a total available liquidity of approximately $235 million.

THIRD QUARTER 2022 DIVIDEND

On August 3, 2022, Aris’s Board of Directors declared a dividend on its Class A common stock for the third quarter of 2022 of $0.09 per share. In conjunction with the dividend payment, a distribution of $0.09 per unit will be paid to unit holders of Solaris Midstream Holdings, LLC. The dividend will be paid

2 Adjusted Operating Margin per Barrel is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted Operating Margin per Barrel and a reconciliation thereof to gross margin, the most directly comparable GAAP measure.

on August 30, 2022, to holders of record of the Company’s Class A common stock as of the close of business on August 17, 2022. The distribution to unit holders of Solaris Midstream Holdings, LLC will be subject to the same payment and record dates.

THIRD QUARTER 2022 FINANCIAL OUTLOOK

For the third quarter of 2022, Aris projects Adjusted EBITDA1 between $38.0 and $41.0 million.

DELAWARE ENERGY ASSET ACQUISITION

On August 1, 2022, we acquired all of Delaware Energy’s assets in exchange for 3.37 million Class A shares and a small, volumetric-based contingent consideration paid over 5 years. Delaware Energy’s assets include seven produced water handling facilities and associated gathering lines in Aris’s core areas of Eddy and Lea County, New Mexico. Once integrated, these assets will allow Aris to bring additional water volumes into its network, enhance its recycling capabilities, and further accelerate its organic growth.

“The acquisition of Delaware Energy’s assets represents a unique opportunity to add strategic operating assets and customers adjacent to our core infrastructure in New Mexico,” said Amanda Brock, Chief Executive Officer of Aris. “By integrating Delaware Energy’s assets into our broader network, we will be able to drive additional system utilization and facilitate increased recycling. We are pleased to work with legacy Delaware Energy investors as new shareholders of Aris and look forward to quickly realizing the benefits of this combination.”

“A combination with Aris was a natural geographic fit and we’re excited to participate in the next phase of growth as shareholders,” said Shaesby Scott, President of Delaware Energy. “By integrating our assets into Aris’ larger gathering, handling, and recycling network, we can realize enhanced flexibility and efficiency while offering additional capabilities to operators in the Northern Delaware Basin.”

CONFERENCE CALL

Aris will host a conference call and webcast for investors and analysts to discuss its results for the second quarter of 2022 on Thursday, August 4, 2022, at 9:30 a.m. Central Time (10:30 a.m. Eastern Time). Participants should call (877) 407-5792 and should refer to Aris Water Solutions, Inc. when dialing in. An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately 14 days. To access the replay, call (877) 660-6853 (United States/Canada) or (201) 612-7415 (International) and enter access code 13730563. A live broadcast of the earnings conference call and the related earnings presentation will also be available via the internet at www.ariswater.com under the “Investors” section of the website. A replay will also be available on the website following the call.

About Aris Water Solutions, Inc.

Aris Water Solutions, Inc. is a leading, growth-oriented environmental infrastructure and solutions company that directly helps its customers reduce their water and carbon footprints. Aris Water delivers full-cycle water handling and recycling solutions that increase the sustainability of energy company operations. Its integrated pipelines and related infrastructure create long-term value by delivering high-capacity, comprehensive produced water management, recycling and supply solutions to operators in the core areas of the Permian Basin.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, those regarding the Company’s business strategy, its industry, its future profitability, the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the volatility in global oil markets and the COVID-19 pandemic, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and the Company’s future business and financial performance and the Company’s estimated incremental Adjusted EBITDA expected as a result of the Delaware Energy asset acquisition. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “guidance,” “preliminary,” “project,” “estimate,” “expect,” “continue,” “intend,” “plan,” “believe,” “forecast,” “future,” “potential,” “may,” “possible,” “could” and variations of such words or similar expressions. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements, including the Company’s estimated incremental Adjusted EBITDA expected as a result of the Delaware Energy asset acquisition. Factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the risk factors discussed or referenced in its filings made from time to time with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table 1

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except for share and per share amounts)	June 30,		June 30,
	2022	2021	2022	2021
Revenue
Produced Water Handling	$35,525	$25,078	$70,625	$46,729
Produced Water Handling—Affiliates	23,207	20,995	44,288	39,081
Water Solutions	14,708	2,215	26,352	4,158
Water Solutions—Affiliates	2,828	8,296	5,972	12,805
Other Revenue	118	—	118	—
Total Revenue	76,386	56,584	147,355	102,773
Cost of Revenue
Direct Operating Costs	30,781	22,452	57,452	43,206
Depreciation, Amortization and Accretion	16,203	15,215	32,782	30,172
Total Cost of Revenue	46,984	37,667	90,234	73,378
Operating Costs and Expenses
Abandoned Well Costs	5,415	—	5,415	—
General and Administrative	11,648	5,317	22,378	10,012
Impairment of Long-Lived Assets	—	—	15,597	—
Loss on Asset Disposal and Other	513	1,333	1,577	1,650
Total Operating Expenses	17,576	6,650	44,967	11,662
Operating Income	11,826	12,267	12,154	17,733
Other Expense
Interest Expense, Net	7,315	7,324	15,100	9,975
Other	—	380	—	380
Total Other Expense	7,315	7,704	15,100	10,355
Income (Loss) Before Income Taxes	4,511	4,563	(2,946)	7,378
Income Tax Expense (Benefit)	472	2	(368)	2
Net Income (Loss)	4,039	4,561	(2,578)	7,376
Equity Accretion and Dividend—Redeemable Preferred Units	—	14	—	21
Net Income (Loss) Attributable to Stockholders'/Members' Equity	4,039	$4,575	(2,578)	$7,397
Net Income (Loss) Attributable to Noncontrolling Interest	2,645		(1,750)
Net Income (Loss) Attributable to Aris Water Solutions, Inc.	$1,394		$(828)

Net Income (Loss) Per Share of Class A Common Stock
Basic	$0.06		$(0.05)
Diluted	$0.05		$(0.05)
Weighted Average Shares of Class A Common Stock Outstanding
Basic	21,984,313		21,918,639
Diluted	22,101,106		21,918,639

Table 2

Aris Water Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except for share and per share amounts)	June 30,	December 31,
	2022	2021
Assets
Cash	$35,135	$60,055
Accounts Receivable, Net	63,543	41,973
Accounts Receivable from Affiliate	21,683	20,191
Other Receivables	2,874	4,126
Prepaids and Deposits	4,730	6,043
Assets Held for Sale	7,450	—
Total Current Assets	135,415	132,388
Fixed Assets
Property, Plant and Equipment	743,021	700,756
Accumulated Depreciation	(74,488)	(67,749)
Total Property, Plant and Equipment, Net	668,533	633,007
Intangible Assets, Net	286,562	304,930
Goodwill	34,585	34,585
Deferred Income Tax Assets, Net	22,405	19,933
Right-of-Use Assets	7,067	—
Other Assets	1,566	1,850
Total Assets	$1,156,133	$1,126,693
Liabilities and Stockholders' Equity
Accounts Payable	$19,283	$7,082
Payables to Affiliate	2,119	1,499
Accrued and Other Current Liabilities	55,530	40,464
Total Current Liabilities	76,932	49,045
Long-Term Debt, Net of Debt Issuance Costs	392,986	392,051
Asset Retirement Obligation	7,475	6,158
Tax Receivable Agreement Liability	78,116	75,564
Other Long-Term Liabilities	5,631	1,336
Total Liabilities	561,140	524,154
Commitments and Contingencies
Stockholders' Equity:
Preferred Stock $0.01 par value, 50,000,000 authorized. None issued or outstanding as of June 30, 2022 and December 31, 2021	—	—
Class A Common Stock $0.01 par value, 600,000,000 authorized, 22,114,538 issued and 22,104,347 outstanding as of June 30, 2022; 21,858,022 issued and 21,847,831 outstanding as of December 31, 2021	220	218
Class B Common Stock $0.01 par value, 180,000,000 authorized, 31,460,103 issued and outstanding as of June 30, 2022; 31,716,104 issued and outstanding as of December 31, 2021	315	317
Treasury Stock (at Cost), 10,191 shares as of June 30, 2022 and December 31, 2021	(135)	(135)
Additional Paid-in-Capital	217,839	212,926
Accumulated Deficit	(5,415)	(457)
Total Stockholders' Equity Attributable to Aris Water Solutions, Inc.	212,824	212,869
Noncontrolling Interests	382,169	389,670
Total Stockholders' Equity	594,993	602,539
Total Liabilities and Stockholders' Equity	$1,156,133	$1,126,693

Table 3

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Six Months Ended June 30,
	2022	2021
Cash Flow from Operating Activities
Net (Loss) Income	$(2,578)	$7,376
Adjustments to reconcile Net (Loss) Income to Net Cash provided by Operating Activities:
Deferred Income Tax Benefit	(384)	—
Depreciation, Amortization and Accretion	32,782	30,172
Stock-Based Compensation	5,539	—
Impairment of Long-Lived Assets	15,597	—
Abandoned Well Costs	5,415	—
Loss on Disposal of Asset, Net	578	217
Abandoned Projects	66	1,356
Amortization of Debt Issuance Costs	1,099	763
Loss on Debt Modification	—	380
Other	327	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	(20,922)	(4,367)
Accounts Receivable from Affiliate	(1,492)	(6,808)
Other Receivables	1,021	602
Prepaids, Deposits and Other Current Assets	1,313	1,711
Accounts Payable	(2,201)	(4,817)
Payables to Affiliate	620	(191)
Adjustment in Deferred Revenue	14	(50)
Accrued Liabilities and Other	463	4,346
Net Cash Provided by Operating Activities	37,257	30,690

Cash Flow from Investing Activities
Property, Plant and Equipment Expenditures	(48,318)	(42,353)
Net Cash Used in Investing Activities	(48,318)	(42,353)

Cash Flow from Financing Activities
Dividends and Distributions Paid	(13,859)	—
Proceeds from Senior-Sustainability Linked Notes	—	400,000
Payments of Debt Issuance Costs Related to Issuance of Senior- Sustainability Linked Notes	—	(9,352)
Repayment of Credit Facility	—	(297,000)
Redemption of Redeemable Preferred Units	—	(74,357)
Payments of Debt Issuance Costs related to Credit Facility	—	(1,442)
Members' Contributions	—	5
Net Cash (Used In) Provided by Financing Activities	(13,859)	17,854

Net (Decrease) Increase in Cash	(24,920)	6,191
Cash, Beginning of Period	60,055	24,932
Cash, End of Period	$35,135	$31,123

Use of Non-GAAP Financial Information

The Company uses financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Operating Margin Adjusted Operating Margin per Barrel, and Adjusted Net Income. Although these Non-GAAP financial measures are important factors in assessing the Company’s operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures prepared under GAAP.

The Company calculates Adjusted EBITDA as net income (loss) plus: interest expense; income taxes; depreciation, amortization and accretion expense; abandoned well costs; asset impairments and abandoned project charges; losses on the sale and/or exchange of assets; loss on debt modification; and non-recurring or unusual expenses or charges (including temporary power costs), less any gains on sale and/or exchange of assets.

The Company calculates Adjusted Operating Margin as Gross Margin plus depreciation, amortization and accretion and temporary power costs. The Company defines Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes.

The Company calculates Adjusted Net Income as Net Income (Loss) Attributable to Stockholders’/Members’ Equity plus the after-tax impacts of stock-based compensation and plus or minus the after-tax impacts of certain items affecting comparability, which are typically noncash and/or nonrecurring items.

For the quarter ended June 30, 2022, the Company calculates its current leverage ratio as net debt as of June 30, 2022, divided by annualized 2Q 2022 Adjusted EBITDA. Net debt is calculated as the principal amount of total debt as of June 30, 2022, less cash as of June 30, 2022.

The Company believes these presentations are used by investors and professional research analysts for the valuation, comparison, rating, and investment recommendations of companies within its industry. Similarly, the Company’s management uses this information for comparative purposes as well. Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel, and Adjusted Net Income are not measures of financial performance under GAAP and should not be considered as measures of liquidity or as alternatives to net income (loss) or gross margin. Additionally, these presentations as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income, net income or cash flows from operating activities.

Although we provide forecasts for the non-GAAP measure Adjusted EBITDA, we are not able to forecast the most directly comparable measure net income calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP net income are not predictable, making it impractical for us to forecast. Such elements include but are not limited to non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs, which could have a significant impact on the GAAP measure. As a result, no reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income is provided.

Table 4

Aris Water Solutions, Inc.

Operating Metrics

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Thousand barrels water per day
Produced Water Handling Volumes	841	719	822	684
Water Solutions Volumes:
Recycled Produced Water Volumes Sold	297	104	285	87
Groundwater Volumes Sold	104	69	85	51
Groundwater Volumes Transferred	—	32	12	43
Total Water Solutions Volumes	401	205	382	181
Total Volumes	1,242	924	1,204	865

Per Barrel Operating Metrics (1)
Produced Water Handling Revenue/Barrel	$0.77	$0.70	$0.77	$0.69
Water Solutions Revenue/Barrel	$0.48	$0.56	$0.47	$0.52
Revenue/Barrel of Total Volumes	$0.67	$0.67	$0.68	$0.66
Direct Operating Costs/Barrel	$0.27	$0.27	$0.26	$0.28
Adjusted Operating Margin/Barrel	$0.41	$0.42	$0.41	$0.41
(1) Per barrel operating metrics are calculated independently. Therefore, the sum of individual amounts may not equal the total presented.

Table 5

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2022	2021	2022	2021
Net Income (Loss)	$4,039	$4,561	$(2,578)	$7,376
Interest Expense, Net	7,315	7,324	15,100	9,975
Income Tax Expense (Benefit)	472	2	(368)	2
Depreciation, Amortization and Accretion	16,203	15,215	32,782	30,172
Abandoned Well Costs	5,415	—	5,415	—
Impairment of Long-Lived Assets	—	—	15,597	—
Stock-Based Compensation	3,202	—	5,539	—
Abandoned Projects	64	1,145	66	1,356
Temporary Power Costs	—	1,603	—	4,253
Loss on Disposal of Asset, Net	24	173	578	217
Loss on Debt Modification	—	380	—	380
Transaction Costs	425	15	933	77
Other	—	221	—	221
Adjusted EBITDA	$37,159	$30,639	$73,064	$54,029

Table 6

Aris Water Solutions, Inc.

Reconciliation of Gross Margin to Adjusted Operating Margin and
Adjusted Operating Margin per Barrel

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2022	2021	2022	2021
Total Revenue	$76,386	$56,584	$147,355	$102,773
Cost of Revenue	(46,984)	(37,667)	(90,234)	(73,378)
Gross Margin	29,402	18,917	57,121	29,395
Depreciation, Amortization and Accretion	16,203	15,215	32,782	30,172
Temporary Power Costs	—	1,603	—	4,253
Adjusted Operating Margin	$45,605	$35,735	$89,903	$63,820
Total Volumes (Thousands of BBLs)	113,042	84,136	218,048	156,691
Adjusted Operating Margin/BBL	$0.41	$0.42	$0.41	$0.41

Table 7

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2022	2021	2022	2021
Net Income (Loss)	$4,039	$4,561	$(2,578)	$7,376
Adjusted items:
Impairment of Long-Lived Assets	—	—	15,597	—
Abandoned Well Costs	5,415	—	5,415	—
Loss on Disposal of Asset, Net	24	173	578	217
Stock-Based Compensation	3,202	—	5,539	—
Tax Effect of Adjusting Items (1)	(786)	—	(2,536)	—
Adjusted Net Income	$11,894	$4,734	$22,015	$7,593

(1) Estimated tax effect of adjusted items allocated to Aris based on statutory rates

Table 8

Aris Water Solutions, Inc.

Computation of Leverage Ratio

(Unaudited)

As of
June 30,
(in thousands)	2022

Principal Amount of Debt at June 30, 2022	$400,000
Less: Cash at June 30, 2022	(35,135)
Net Debt	$364,865

Adjusted EBITDA for the Three Months Ended June 30, 2022	$37,159
x 4 Quarters	x 4
Annualized Adjusted EBITDA	$148,636

Net Debt	$364,865
÷ Annualized Adjusted EBITDA	$148,636
Current Leverage Ratio as of June 30, 2022	2.45